Rosetta Resources Inc. Reports Fourth Quarter and Six Months Ended December 31, 2005 Results

HOUSTON, TX -- 04/20/2006 -- Rosetta Resources Inc. (NASDAQ: ROSE) today announced financial and operating results for the fourth quarter and six months ended December 31, 2005. Rosetta became an independent company in July 2005, and has not presented full year financial results because the historical results for the first six months of 2005 relate to the predecessor's operations.

2005 Operational Highlights (Six-Month Period Ending December 31, 2005):

-       Wells Drilled                           29 Gross, 20 net
-       Success Rate                            83% Gross, 81% Net
-       Recompletions/Workovers Performed       53 Gross, 41 Net
-       Net Acres Purchased                     63,060
-       Increased Drillable Locations           +15%
-       Increased Production                    +20%
-       Replaced Production                     127%
-       Proved Reserve Additions                +18 Bcfe
-       Upgraded Technical Staff                Up from 15 to 23
2005 Financial Highlights (Six-Month Period Ending December 31, 2005):
-       Revenues (incl hedge effect)            $ 113.1 million
-       Operating Income                           35.6 million
-       Net Income                                 17.5 million
-       EPS (diluted)                              0.35 per share
-       Cash Flow from Operations                  63.7 million
-       Total Assets                            1,119.3 million
-       Stockholders' Equity                      715.4 million
Fourth Quarter 2005 and six-month period ended December 31, 2005

For the fourth quarter of 2005, Rosetta reported net income of $9.3 million, or $0.19 per diluted share (all per share amounts are on a diluted basis). Revenues in the fourth quarter of 2005 were $55.2 million net of the effect of our hedging program of ($14.4) million. For the six months ended December 31, 2005, Rosetta posted net income of $17.5 million, or $0.35 per share on revenues of $113.1 million, net of ($16.6) million from our hedging program. The six months results are after giving effect to the Company's previously announced restatement of its results for the quarter ended September 30, 2005.

Rosetta's production in the fourth quarter of 2005 was 6.5 Bcfe, excluding the effects of 0.5 Bcfe attributable to properties for which Rosetta is awaiting transfer of title from Calpine Corporation as part of Calpine's contractual obligation to convey title to Rosetta for cured non-consent properties. The fourth quarter volumes exclude an estimated 0.4 Bcfe of deferred production related to hurricanes in the Gulf of Mexico. In the six months ended December 31, 2005, Rosetta produced 13.5 Bcfe which reflects the deferral of approximately 0.6 Bcfe related to hurricanes Rita and Katrina.

The following table details production and average realized prices for the fourth quarter of 2005 and the six-month period ended December 31, 2005:

                                  6 months ended
       Production                    12/31/05            4Q05
---------------------------------------------------------------
Natural gas (Mmcf)                        12,388          5,957
Oil and condensate (MBbls)                   186             83
                                  -----------------------------
       Total (Mmcfe)                      13,504          6,455

                                  6 months ended
  Average Realized Prices(a)         12/31/05            4Q05
---------------------------------------------------------------
Natural gas (per Mcf)                      $8.23          $8.47
Oil and condensate (per Bbl)              $59.52         $58.64
                                  -----------------------------
       Total (per Mcfe)                    $8.38          $8.56

(a)  Average realized prices include the effects of hedging
Rosetta's total lease operating expense (Total LOE) in the fourth quarter of 2005 was $1.06 per Mcfe which includes workover, ad-valorem taxes and insurance. Production taxes were $0.31 per Mcfe and treating, transportation & marketing charges were $0.22 per Mcfe. DD&A expense in the fourth quarter of 2005 was $2.91 per Mcfe. Operating Income was $18.4 million and income tax expense was $5.9 million.

Total LOE in the last six months of 2005 averaged $1.16 per Mcfe, which was higher than expected due to our hurricane related deferred production, the exclusion of production on our cured non-consent properties, and our extensive rehabilitation program to boost production on existing wells. Direct LOE was $0.65 per Mcfe for the same period. Production taxes were $0.29 per Mcfe and treating, transportation & marketing charges were $0.20 per Mcfe, again higher than expected due to deferred production. DD&A expense for the period was $3.00 per Mcfe. Operating Income was $35.6 million and income tax expense was $11.5 million.

Proved Reserves and Capital Activity

Rosetta's total reserves at year-end 2005 were 359 Bcfe with a PV10 value of $1.3 billion, excluding cured non-consent properties of 20 Bcfe having a PV10 value at year-end of $73 million. Year-end Reserves were 96% natural gas and 64% proved developed. Over 90% of our reserves are from properties we operate. Our reserve life index is over 10 years and net reserve additions from all sources were 18 Bcfe for the last half of the year.

Excluding acquisition costs of $5.5 million, capital expenditures in the fourth quarter of 2005 were $ 35.1 million and for the six months ended December 31, 2005 capital expenditures were $61.6 million.

Capital Structure

On December 31, 2005, Rosetta's total outstanding current and long-term debt was $240 million while cash and cash equivalents equaled $99.7 million. The Company's debt-to-book capitalization ratio was 25%.

2006 Hedging Program

The Company's overall hedge position for 2006 is summarized below:

Type Hedge      Location                 Volume/day        Avg. Price
----------------------------------------------------------------------
Swap            Houston Ship Channel    14.9 Mmbtu/d         $7.91
Swap            NGI PG&E Citygate       23.8 Mmbtu/d         $7.95
Swap            Texas TN Zone 0          6.4 Mmbtu/d         $7.85
----------------------------------------------------------------------
Total                                   45.0 Mmbtu/d         $7.92

Collar          Houston Ship Channel     7.0 Mmbtu/d      $8.75/$14.00
Collar          NGI PG&E Citygate        3.0 Mmbtu/d      $9.00/$14.00
----------------------------------------------------------------------
Total                                   10.0 Mmbtu/d      $8.83/$14.00

                      CONSOLIDATED INCOME STATEMENT
                              (in millions)

                                              Three Months      Six Months
                                                  Ended           Ended
                                              December 31,    December 31,
                                                  2005            2005
                                              -------------  --------------
 REVENUE
     Oil & Gas Sales                          $        69.6  $        129.7
     Hedge Gain (Loss)                                (14.4)          (16.6)
                                              -------------  --------------
     TOTAL REVENUE                            $        55.2  $        113.1
 COSTS AND EXPENSES
     Lease operating expense                  $         6.8  $         15.7
     Production taxes                                   2.0             4.0
     Treating & Transportation, Marketing               1.4             2.6
     DD&A                                              18.8            40.5
     General and administrative                         7.8            14.7
                                              -------------  --------------
     TOTAL COSTS & EXPENSES                   $        36.8  $         77.5

                                              -------------  --------------
 OPERATING INCOME (LOSS)                      $        18.4  $         35.6
                                              -------------  --------------
 OTHER (INCOME) EXPENSE:
     Interest Expense (Income)                $         3.2  $          6.4
     Other (income) expense                             0.0             0.2
                                              -------------  --------------
     TOTAL OTHER (INC.) EXP.                  $         3.2  $          6.6

                                              -------------  --------------
 INC (LOSS) BEFORE INC. TAX                   $        15.2  $         29.0
                                              -------------  --------------

     Income Tax Provision                               5.9            11.5

                                              -------------  --------------
 NET INCOME (LOSS)                            $         9.3  $         17.5
                                              =============  ==============
 Weighted Average Shares                         50,003,500      50,003,006
 Weighted Average Shares-Diluted                 50,264,884      50,188,957
     EPS - Basic                              $        0.19  $         0.35
     EPS - Diluted                            $        0.19  $         0.35

                   CONSOLIDATED STATEMENT OF CASH FLOWS
                              (in millions)

                                                               Six Months
                                                                  Ended
                                                               December 31,
                                                                   2005
                                                               -----------
 Cash Flow from operating activities
     Net Income                                                $      17.5
     Depreciation, depletion and amortization                         40.5
     Deferred income taxes                                            11.5
     Stock compensation expense                                        4.2
     Other                                                             0.4
     Change in operating assets and liabilities                      (10.4)
                                                               -----------
     Net cash provided by (used in) operating activities       $      63.7

 Cash flows from investing activities
     Purchases of property and equipment                       $    (943.0)
     Deposits                                                         (0.2)
                                                               -----------
 Net cash provided by (used by) investing activities           $    (943.2)

 Cash from financing activities
     Equity offering proceeds                                  $     800.0
     Equity offering transaction fees                                (55.6)
     Borrowings on term loan debt                                    100.0
     Payments on term debt                                           (25.0)
     Borrowings on revolving credit facility                         225.0
     Payments on revolving credit facility                           (60.0)
     Loan fees                                                        (5.2)
                                                               -----------
     Net cash provided by (used by) financing activities       $     979.2

 Cash and cash equivalents, beginning of period                $         -
 Cash and cash equivalents, end of period                      $      99.7

                        CONSOLIDATED BALANCE SHEET
                              (in millions)

                                                               December 31,
                                                                   2005

                                                               ------------
ASSETS
     Current Assets                                            $      167.3
     Property and equipment, net (full cost method)                   935.9
     Deferred Tax Asset                                                 8.6
     Other non-current assets                                           7.5
                                                               ------------
TOTAL ASSETS                                                   $    1,119.3
                                                               ============

LIABILITIES AND STOCKHOLDER'S EQUITY
     Current Liabilities                                       $      101.9
     Long Term Debt                                                   240.0
     Long Term Accrued Hedge Liability                                 53.0
     Other long term liabilities                                        9.0
                                                               ------------
Total liabilities                                              $      403.9

Total stockholder's equity                                     $      715.4

                                                               ------------
Total Liabilities & Stockholder's Equity                       $    1,119.3
                                                               ============

**The statements set forth in this release regarding estimated or anticipated development and drilling plans, capital expenditures and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors. Rosetta’s ability to produce oil and gas from the Gulf of Mexico is dependent on infrastructure (such as host platforms, pipelines and onshore processing facilities) owned by third parties. Much of this infrastructure was damaged by Hurricanes Katrina and Rita. Other factors include drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For Information, contact:
Teri Greer
Rosetta Resources
717 Texas, Suite 2800
Houston, TX 77002
Phone: 713-335-4008
Fax: 713-651-3056
Email: info@rosettaresources.com
http://www.rosettaresources.com